Exhibit 99.2

Dunkin’ Brands Announces Fourth Quarter Cash Dividend

CANTON, Mass. (October 20, 2016) – Dunkin’ Brands Group, Inc. (Nasdaq: DNKN), the parent company of Dunkin’ Donuts (DD) and Baskin-Robbins (BR), today announced that its Board of Directors has declared a quarterly cash dividend to shareholders. The dividend of $0.30 per share of common stock is payable on November 30, 2016 to shareholders of record as of the close of business on November 21, 2016.

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About Dunkin' Brands Group, Inc.

With more than 19,000 points of distribution in more than 60 countries worldwide, Dunkin' Brands Group, Inc. (Nasdaq: DNKN) is one of the world's leading franchisors of quick service restaurants (QSR) serving hot and cold coffee and baked goods, as well as hard-serve ice cream. At the end of the third quarter 2016, Dunkin' Brands' nearly 100 percent franchised business model included more than 12,000 Dunkin' Donuts restaurants and more than 7,700 Baskin-Robbins restaurants.  Dunkin' Brands Group, Inc. is headquartered in Canton, Mass.

Contact(s):

Stacey Caravella (Investors)	Michelle King (Media)
Director, Investor Relations	Sr. Director, Global Public Relations
Dunkin’ Brands Group, Inc.	Dunkin’ Brands Group, Inc.
investor.relations@dunkinbrands.com	michelle.king@dunkinbrands.com
781-737-3200	781-737-5200